PRICING SUPPLEMENT                              Filed pursuant to Rule 424(b)(3)
------------------                                   Registration No. 333-132911
(To MTN prospectus supplement,
general prospectus supplement and
prospectus, each dated March 31, 2006)
Pricing Supplement Number: 2558

                      Merrill Lynch & Co., Inc.
                     Medium-Term Notes, Series C
             Due Nine Months or More from Date of Issue

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                              Floating Rate Notes

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Principal Amount:       $200,000,000          Original Issue Date:                July 7, 2006

CUSIP Number:           59018YXV8             Stated Maturity Date:               January 7, 2010

Issue Price:            100%

Interest Calculation:                         Day Count Convention:
|x|  Regular Floating Rate Note               |x|  Actual/360
|_|  Inverse Floating Rate Note               |_|  30/360
       (Fixed Interest Rate):                 |_|  Actual/Actual



Interest Rate Basis:
|x|  LIBOR                                    |_|  Commercial Paper Rate
|_|  CMT Rate                                 |_|  Eleventh District Cost of Funds Rate
|_|  Prime Rate                               |_|  CD Rate
|_|  Federal Funds Rate                       |_|  Other (see attached)
|_|  Treasury Rate
Designated CMT Page:                        Designated LIBOR Page:
            CMT Moneyline Telerate Page:             LIBOR Moneyline Tele rate Page: 3750
                                                                LIBOR Reuters Page:

Index Maturity:         Three Months                         Minimum Interest Rate:              Not Applicable



Spread:                  + 0.125%                            Maximum Interest Rate:              Not Applicable

Initial Interest Rate:  Calculated as if the Original Issue  Spread Multiplier:                  Not Applicable
                        Date was an Interest Reset Date

Interest Reset Dates:   Quarterly, on the 7th of January,
                        April, July and October, commencing on October
                        7th, 2006, subject to modified following Business
                        Day convention.


Interest Payment Dates: Quarterly, on the 7th of January,
                        April, July and October, commencing on October 7th, 2006, subject to modified following Business Day convention.

Repayment at the
Option of the Holder:   The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:  The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                   The Notes are being issued in fully registered book-entry form.

Trustee:                JPMorgan Chase Bank, N.A.


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Underwriters:           Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Ramirez & Co., Inc. and
                        Jefferies & Company, Inc. (the "Underwriters"), are acting as principals in this transaction.
                        MLPF&S is acting as the Lead Underwriter.

                        Pursuant to an agreement, dated July 5, 2006 (the "Agreement"), between Merrill Lynch & Co.,
                        Inc. (the "Company") and the Underwriters, the Company has agreed to sell to each of the
                        Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                        Underwriters                                      Principal Amount of the Notes
                        ------------                                      -----------------------------
                        Merrill Lynch, Pierce, Fenner & Smith                       $196,000,000
                                    Incorporated
                        Ramirez & Co., Inc.                                           $2,000,000
                        Jefferies & Company, Inc.                                     $2,000,000
                                                                                    ------------
                                                     Total                          $200,000,000

                        Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                        The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                        The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Underwriting Discount:  0.2750%

Dated:                  July 5, 2006
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